Exhibit 10.1

March 29, 2024

[Name]

[Address of Employee]

Re:        Salary Reduction Agreement

Dear _________:

We are sending you this letter to memorialize your election to reduce your annual base salary by 15% to $[Amount] (your “Reduced Pay”), which represents a reduction in the amount of $[Amount] (“Reduction Amount”), effective for the period of April 1, 2024 through December 31, 2024 (the “Reduction Period”). Your base salary will be based on your Reduced Pay during the Reduction Period, which shall be paid in accordance with the Company’s payroll, subject to your continued employment with the Company. Following the Reduction Period, your Reduced Pay will be automatically reset to your base salary in effect prior to the Reduction Amount. This letter will serve to amend and modify the terms of any employment agreement you have with the Company, including any reference to base salary as set forth in such employment agreement.

In addition, you will be granted a nonqualified stock option award under the Company’s 2014 Long-Term Incentive Plan, as amended (the “Plan”), equal in value to the Reduction Amount. The number of shares underlying the nonqualified stock option granted to you will be determined by dividing your Reduction Amount by the Fair Market Value (as defined in the Plan) of Common Stock (as defined in the Plan), rounded down to the nearest whole share, determined on the grant date, which is anticipated to be on or around March 29, 2024. The nonqualified stock option granted to you will be subject to the Plan, the Company’s form of Nonstatutory Stock Option Notice and Nonstatutory Stock Option Agreement and will vest and become exercisable as set forth therein.

We note that this salary reduction may affect other components of compensation and benefits provided to you, particularly to the extent that such other compensation and benefits (including PTO accruals) are based on your annual compensation or are calculated as a percentage of base salary. Any impact on other components of your compensation and benefits (including PTO accruals) will be determined in accordance with the applicable plan documents, policies or programs. If you have any questions about these other programs or the impact of this salary reduction on those programs please contact us.

This reduction of your annual base salary is intended to comply with section 409A of the Code and its corresponding regulations, or an exemption. Please note that your agreement to continue to be employed with the Reduced Pay will not, in any way, modify the at-will nature of your employment relationship with the Company.

By signing below to make this election, you are authorizing the Company to reduce your base salary and not pay your Reduction Amount over the Reduction Period and you acknowledge and agree that this voluntary reduction in your base salary will not trigger any good reason trigger under your employment agreement. You are further acknowledging that you understand that this election is irrevocable.

Please acknowledge your acceptance of the terms and conditions of this letter and your intent to be legally bound by these terms and conditions by signing and returning this letter.

Sincerely,

[Name]

[Title]

I hereby agree to all of the terms and conditions set forth in the foregoing letter.

Name:	Date